Exhibit 99.C

Northrim News

Headquarters: 3111 C Street, Anchorage, AK 99503

For Immediate Release	Date:	Sept. 12, 2002
	Contact:	Chris Knudson EVP & COO
	Phone:	(907) 261-3304

Northrim BanCorp, Inc. Approves Stock Repurchase Plan

Anchorage, AK—Sept. 12, 2002—Northrim BanCorp, Inc. (Nasdaq: NRIM), the holding company of Northrim Bank, announced today that its board of directors has approved a stock repurchase program.

Under the stock repurchase program, Northrim may repurchase up to 306, 372 of its outstanding shares of common stock. Those shares represent approximately 5% of the common shares currently outstanding. Northrim intends to purchase the shares from time to time in the open market or in private transactions, under conditions which allow such repurchases to be accretive to earnings while maintaining capital ratios that exceed the guidelines for a well-capitalized financial institution.

“The stock repurchase program should allow us to more effectively leverage our assets and should have a favorable impact on earnings per share and return on shareholders’ equity,” said Chris Knudson, executive vice president and chief operating officer. “We are pleased that our strong capital position and profitability allow us to initiate this plan. The extent to which we repurchase shares will depend on a number of factors, including market trends, prices, and economic conditions.”

Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

www.northrim.com

This release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs and assumptions based on currently available information, and we have not undertaken to update these statements except as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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